Exhibit 99.1

Encore Settles CFPB Suit, Ending 2015 Consent Order and Resolving All Open Issues
- One-time $15 million payment to the CFPB, $9 thousand in total redress to 14 consumers
- No incremental operational impact

SAN DIEGO — October 15, 2020 — Encore Capital Group, Inc. (NASDAQ: ECPG) today announced the resolution of a lawsuit filed last month by the Consumer Financial Protection Bureau (CFPB) against the company and its U.S. subsidiaries. The principal focus of the suit's allegations was that Encore’s implementation of certain practices required under a 2015 consent order was not perfect, although the company addressed those minor gaps years ago. Today’s settlement includes a one-time payment to the CFPB and three narrow conduct provisions that have no incremental operational impact. This agreement will end the 2015 consent order and Encore has no further open issues with the CFPB.

“While we’re disappointed the CFPB chose to file suit on these outdated issues, we decided to accelerate our conversations with the bureau so we could reach an agreement and move forward constructively,” said Greg Call, Encore’s Executive Vice President, General Counsel, and Chief Administrative Officer. “We wanted to resolve this suit quickly because we believe it didn’t accurately reflect our strong commitment to helping our consumers on their paths to economic recovery and our desire to maintain a cooperative relationship with the CFPB.”

Under the settlement, the company will take a one-time charge of $15 million in the third quarter of 2020. It has also agreed to pay a total of approximately $9 thousand in redress to 14 identified consumers. In none of the consumer cases does the CFPB dispute that the underlying debt is valid. In terms of the three conduct provisions, all relate to already-implemented practices and do not have any incremental operational impact. Encore maintains it acted in accordance with all relevant laws.

“We fully corrected the issues underlying the allegations in this suit years ago, and we have total confidence in our systems, practices and approaches to working with consumers,” said Ashish Masih, President and Chief Executive Officer. “We are very much aligned with the CFPB’s goal of making consumer financial markets work for consumers, responsible providers, and the economy as a whole. We are also well-positioned to continue our industry leadership because of our dedication to serving consumers and our unwavering focus on compliance.”

Encore’s efforts to implement the CFPB’s requirements under the 2015 consent order were thorough and effective except for a very small number of instances. In response, Encore quickly worked to refine its processes and make necessary adjustments to improve its operations. The company also provided appropriate relief for impacted accounts more than three years ago.

“We’ve long believed that the rule-making process is the most appropriate method for establishing industry standards. We also believe the forthcoming rules, expected to be issued this month, will be largely consistent with practices we’ve had in place for years, which should strengthen our competitive position in the marketplace by ensuring that all companies, large and small, are held to the same high standards we abide by every day”, added Call.

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases or services portfolios of receivables from major banks, credit unions and utility providers.

Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about Encore can be found at www.encorecapital.com. More information about the Company’s Midland Credit Management subsidiary can be found at www.midlandcreditonline.com. More information about the Company’s Cabot Credit Management subsidiary can be found at www.cabotcm.com. Information found on the Company’s, MCM’s, or Cabot’s websites is not incorporated by reference.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results, performance, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K and 10-Q, as they may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact
Bruce Thomas, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

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